Exhibit 10.15
EXECUTIVE EMPLOYMENT AGREEMENT
     This agreement is effective as of the 18th day of January, 2006 (the “Effective Date”).
BETWEEN:
W. MURRAY RODGERS, an individual resident in Bragg Creek, Alberta (the “Executive”)
- and -
TRIDENT EXPLORATION CORP., a company incorporated under the laws of Nova Scotia and carrying on business in Alberta and British Columbia (“Trident” or the “Corporation”)
     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the appointment of the Executive as an officer of the Corporation, and the employment of the Executive by the Corporation, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties hereto, the parties hereto agree as follows:
ARTICLE 1
DUTIES
1.1	The Executive shall serve in the capacity of President and shall have such responsibilities and authority as may from time to time be assigned to the Executive by the Board of Directors, CEO and/or such other person designated by the CEO or Board of Directors of the Corporation. The Executive agrees to serve in such other capacity and with such other duties for the Corporation and any of the subsidiaries or affiliates of the Corporation (any such subsidiary or affiliated corporation hereafter to be included where reference is made to the Corporation under this Agreement) provided additional responsibilities are not inconsistent with his role as President and such duties and responsibilities are consistent with those customarily held or carried out by a President of corporations in the oil and gas industry of a size similar to the Corporation. The position, duties, authorities, and responsibilities of the Executive are set out in Schedule “A” attached hereto.

1.2	In performing his duties, the Executive agrees to observe and follow the policies and procedures established by the Corporation from time to time which are communicated to the Executive by the Corporation in writing. These policies and procedures are subject to change by the Corporation from time to time, provided the changes are communicated to the Executive in writing, and the changes are not materially inconsistent with the terms set out in Schedule “A”.

1.3	The Executive agrees to devote his full-time and attention to the discharge of his obligations to the Corporation hereunder. The Executive will not assume additional obligations or directorships with companies engaged in the exploration and/or production of petroleum and natural gas, other than those as specifically set forth in Schedule “B” attached hereto, without the express written consent of the Board of Directors of the Corporation.
ARTICLE 2
REMUNERATION
2.1	In consideration for his services to be performed under this Agreement, the Executive shall receive in addition to all other benefits provided for in this Agreement an aggregate annual salary (the “Annual Base Salary”) of not less than $325,000 payable by the Corporation in semi-monthly installments in arrears. The semi-monthly salary payable to the Executive (the “Semi-Monthly Base Salary”) shall be the Annual Base Salary divided by 24. The semi-monthly salary payable to the Executive shall be subject to such tax and other withholdings as required by law.

2.2	Increases to the Annual Base Salary shall be subject to review annually by the Corporation’s Compensation Committee.

2.3	The salary, benefits and other perquisites to which the Executive is entitled are set out in Schedule “C”.
ARTICLE 3
TERM OF AGREEMENT
3.1	The term of this Agreement and the Executive’s employment with the Corporation shall be for an indefinite period from the Effective Date, unless earlier terminated by the Corporation or the Executive pursuant to the terms and conditions of this Agreement.
ARTICLE 4
BENEFIT PROGRAMS
4.1	During the term of this Agreement, the Executive shall be entitled to participate in all benefit programs generally applicable to executives of the Corporation in force or adopted by the Corporation from time to time as permitted by such plans or programs, the particulars of which are as set out in Schedule “C”. Without limitation to the foregoing, the Executive shall be entitled to receive the following benefits while employed by the Corporation:
(a)	the Executive shall be entitled to incur reasonable expenses necessary or incidental to the proper discharge of his duties hereunder (in an amount or limit as set out by the Company’s Board of Directors from time to time) which shall either be paid for on his behalf by the Company or in respect of which he shall be entitled to reimbursement by the Company upon submitting a proper accounting of such expenses. All such expense claims shall be supported by receipts.

(b)	an appropriate level of Officer’s and Director’s insurance to be retained, with premiums to be paid by the Corporation and having a minimum liability coverage of $US10,000,000. Furthermore, the Corporation agrees to maintain in force such a policy for six years following the termination of Executive’s employment.

(c)	an indemnification agreement for the Executive.
4.2	As further compensation, the Executive shall: (i) receive bonuses determined by the Corporation and at the sole discretion of the Corporation (which discretion shall be exercised reasonably); and (ii) be eligible to be considered for grants under the Corporation’s Stock Option Plan and Deferred Share Unit Plan. The Executive’s participation in any of the Corporation’s benefit plans (whether referenced in this Section 4.2 or otherwise) shall be in accordance with and subject to all of the terms and conditions of such plans.
ARTICLE 5
VACATION
5.1	The Executive shall be entitled to a maximum of five (5) weeks paid vacation each year, to be taken at times mutually convenient to the Executive and the Corporation.

5.2	The Executive shall, with the prior approval of the President and CEO, be entitled to carry forward his vacation entitlement, as outlined pursuant to the policies of the Corporation, but to a maximum of 2 weeks vacation entitlement.
ARTICLE 6
TERMINATION
6.1	This Agreement and the employment relationship hereunder may be terminated in any of the following circumstances and upon termination the Executive shall be deemed to have resigned as a director and/or officer of the Corporation.
(a)	Death: This Agreement shall automatically terminate upon the death of the Executive, in which case the Executive’s estate shall have no claim against the Corporation for damages or otherwise arising out of or in respect of this Agreement except for payment of any compensation accrued to the date of death.

(b)	Voluntarily: The Executive may voluntarily terminate this Agreement by providing the Corporation with one month’s notice of his intention to do so. The Corporation may waive its entitlement to notice by providing the Executive with a payment equivalent to that portion of the Executive’s Annual Base Salary which would have been payable to him during the notice period.

(c)	Cause: Notwithstanding any other term of this Agreement, the Corporation may terminate the employment of the Executive and terminate this Agreement at any time for “cause” without any compensation, payment or liability whatsoever to the Executive. Without limiting the foregoing, cause includes:
(i)	the conviction of the Executive for a criminal offence involving fraud or dishonesty against Trident;

(ii)	the intentional making by the Executive or any member of the Executive’s family of any material personal profit at the expense of Trident without the prior written consent of Trident;

(iii)	wilful breach by Executive of a material provision of this agreement;

(iv)	serious misconduct incompatible with Executive’s duties hereunder or prejudicial to Corporation’s business and goodwill generally; and

(v)	the inability of Executive to perform the Executive’s duties pursuant to this agreement by reason of a matter solely within his control or by reason of any statue, law, ordinance, regulation, order, judgment or decree that through an act of omission or commission by the Executive renders him and he is unable to perform his duties pursuant to this agreement and he is unable to perform his duties pursuant to this Agreement.
(d)	Without Cause: This Agreement and the employment relationship hereunder may be terminated by the Corporation without cause by 30 days written notice. On such termination, Executive shall be entitled to compensation in lieu of notice, based on a notice period of 24 months (the “Severance Period”). In the event the Corporation elects to provide compensation in lieu of notice, the severance payment (“Severance Payment”) for the entire Severance Period shall be as follows:
(i)	if at the time that the Corporation delivers to the Executive compensation in lieu of notice, Jon Baker is the president or CEO of the Corporation or Trident Resources Corporation, this compensation shall be based on a lump sum payment equal to 2 times (the “First Multiple”) the total cash compensation, including Annual Base Salary and the cash value of premiums paid on behalf of the Employee for all medical, dental, life and other insurance plans, received by the Executive in the last completed fiscal year of the Employer immediately preceding termination but excluding all incentive bonuses paid to the Executive during such preceding fiscal year of the Employer; or

(ii)	if at the time that the Corporation delivers to the Executive compensation in lieu of notice, Jon Baker is not the president or CEO of the Corporation or Trident Resources Corporation, this compensation shall be based on a lump sum payment equal to 2 times (the “Second Multiple”) the total cash compensation, including Annual Base Salary, all incentive bonuses paid to the Executive during the preceding fiscal year of the Employer and the cash value of premiums paid on behalf of the Employee for all medical, dental, life and other insurance plans, received by the Executive in the last completed fiscal year of the Employer immediately preceding termination.
The Corporation agrees that in the event of a Constructive Dismissal, the Executive will be entitled to the compensation by way of a Severance Payment as stipulated in 6.1 (d)(ii) above. For the definition of Constructive Dismissal see article 6.2 (c) below.

The parties agree that the Severance Payments pursuant to this Section 6.1(d) are subject to all statutory deductions, conditional on the Executive executing and delivering to the Corporation a Release in substantially the same form as Schedule “D”, and further agree that the above provisions are fair and reasonable. The Corporation agrees that it will cooperate with the Executive to make the payment of the Severance Payment in a tax effective manner, subject to the proviso that any requests from the Executive shall be in conformance with the requirements of the Income Tax Act (Canada), and the regulations thereunder, and subject to the proviso that if the Corporation so requests, without cost to the Corporation, the Solicitor for the Executive, shall provide an unqualified written opinion to the Corporation, on which the Corporation will be entitled to rely, that any such request is in compliance with the Income Tax Act (Canada), and the regulations thereunder.
(e)	Change of Control: In the event of a Change of Control (as defined in Subsection 6.2(b)), the Executive may, within the 90 day period following the occurrence of a Change of Control, upon providing the Corporation with 30 days written notice, terminate his employment with the Corporation for Good Reason, setting out in the said notice the basis on which Good Reason is being invoked. Upon providing the Corporation with such notice, the Corporation shall pay the Executive the Severance Payment amount in Subsection 6.1(d)(ii). In the event the Executive’s employment is terminated in accordance with Subsection 6.1(e), the Corporation shall forthwith, but in any event within 10 days, upon receipt by the Corporation of a Release executed by the Executive substantially in the form attached hereto as Schedule “D”, pay to the Executive such amount.

(f)	Termination Before or After Change of Control: If the employment of the Executive is terminated by the Corporation without cause during the 90 days prior to or after the occurrence of a Change of Control, then the Executive shall be compensated in accordance with Subsection 6.1(d)(ii) as though the termination occurred pursuant to that Subsection.

(g)	Equity Options. Notwithstanding anything contained herein, the effect of termination of this Agreement or the employment relationship on stock options and on deferred stock units of the Corporation shall be determined in accordance with its Stock Option Plan and Deferred Share Unit Plan, respectively.
6.2	For purposes of this Agreement, the following terms shall have the following meaning:
(a)	“Aurora Energy Partners, LP” means Aurora Energy Partners, L.P., a limited partnership formed pursuant to the laws of the State of Utah;

(b)	“Change of Control” means and shall be deemed to have occurred if and when:
(i)	any person or persons acting jointly or in concert (within the meaning ascribed to such phrase in Section 159 of the Securities Act (Alberta)) shall (i) beneficially hold, directly or indirectly, a majority of the voting interests of Trident Resources Corporation, or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the board of directors of Trident Resources Corporation; provided that for the purposes of Section 6.2(b)(i), the McNeil Group and Aurora Energy Partners, LP shall be deemed to not be acting jointly or in concert on the date hereof and hereafter;

(ii)	the Corporation shall cease to be a subsidiary (within the meaning ascribed to such term in the Business Corporations Act (Alberta)) of Trident Resources Corporation;

(iii)	any person or persons acting jointly or in concert (within the meaning ascribed to such phrase in Section 159 of the Securities Act (Alberta)) shall have beneficially acquired more than a 50% Effective Ownership; or

(iv)	the Corporation sells all or substantially all of the assets of the Corporation (other than to a wholly-owned subsidiary of the Corporation or to a partnership to which the Corporation is a partner);
(c)	“Constructive Dismissal” means any action which would constitute termination at law including any actions or combination of actions which results in a material reduction of seniority, duties, authorities, responsibilities or remuneration of Executive shall be deemed to constitute Constructive Dismissal and thereby termination of the employment of Executive. Executive acknowledges that from time to time there will be some additions to, and realignments of, or changes in, the senior management of Corporation , but unless such additions, realignments or changes result in a material reduction of seniority, duties, authorities, responsibilities or remuneration of Executive, such additions, realignments or changes shall not be deemed to constitute constructive dismissal.

(d)	“Effective Ownership” means either:

(i)	the sum of (A) such person or persons’ direct or indirect percentage of the voting ownership of issued and outstanding shares in the capital of the Corporation, excluding any such shares attributable to ownership through Trident Resources Corporation, plus (B) the product obtained by multiplying (x) such person or persons’ direct or indirect percentage of the voting ownership of issued and outstanding shares in the capital of Trident Resources Corporation by (y) Trident Resources Corporation’s direct or indirect voting ownership of issued and outstanding shares in the capital of the Corporation; or

(ii)	the sum of (A) such person or persons’ direct or indirect percentage of the economic ownership of the Corporation, excluding any such shares attributable to ownership through Trident Resources Corporation, plus (B) the product obtained by multiplying (x) such person or persons’ direct or indirect percentage of the economic ownership of Trident Resources Corporation by (y) Trident Resources Corporation’s direct or indirect economic ownership of the Corporation;
(e)	“Good Reason” means either:
(i)	the Constructive Dismissal of the Executive; or

(ii)	the failure of the Corporation to obtain a satisfactory agreement from a successor to assume and agree to perform this Agreement or if the business or undertaking in connection with which the Executive’s services are principally performed is sold at any time after a Change of Control and the Executive’s employment is transferred as a result, the purchaser of such business shall fail to agree to provide the Executive with the same or a comparable position, authority, responsibility, duties, compensation and benefits, as described in Article 4, as provided to the Executive by the Corporation immediately prior to the Change of Control; or

(iii)	in the event of a Change of Control, if within the period commencing ninety (90) days from the event which constitutes a Change of Control as defined herein, up until the six month anniversary of that event of Change of Control, the Executive delivers a notice in writing to the Corporation, that the Executive has elected to trigger the termination of his employment, as the Executive is permitted to do at his absolute and unfettered discretion by this sub-paragraph (iii), which would then require the Corporation to pay the Executive the Severance Payment amount in Subsection 6.1(d)(ii) of this Agreement.
(f)	“McNeil Group” means Charles S. McNeil and The McNeil Family Irrevocable GST Trust, and any future partnership, limited liability company or other entity of which they are the sole owners.

ARTICLE 7
COVENANT NOT TO SOLICIT
7.1	The Executive will not, without the prior written consent of the Corporation, at any time during the period of the Executive’s employment, or for a period of 24 months after that employment, initiate contact with any employee or executive of the Corporation or its affiliates for the purpose of offering him or her employment or business opportunities with any person or entity other than the Corporation. The Executive will not, without prior written consent of the Corporation, at any time during the period of the Executive’s employment, or for a period of 24 months after that employment, initiate contact with any actual or prospective customer of the Corporation or its affiliates for the purpose of soliciting, inducing, or attempting to induce, such customers to enter into any business venture which engages in the evaluation, exploration, acquisition, ownership or development of coal bed methane in Alberta or British Columbia, whether for the purpose of providing services or otherwise, unless the Executive is acting on behalf of the Corporation, during the tenancy of his employment, in the ordinary course of carrying out his duties in Schedule “A” attached hereto.

7.2	The Executive confirms that he has carefully considered the provisions of this Article 7 and having done so, agrees that the restrictions set forth in these clauses are fair and reasonably required for the protection of the interests of the Corporation and its business, officers, directors and employees.

7.3	The Executive understands and agrees that the Corporation will suffer harm in the event that he breaches any of his obligations contained in this Article 7 and that monetary damages will be inadequate to compensate the Corporation for such breach. Accordingly, the Executive agrees that in the event of a breach or threatened breach by him of any of the provisions in this Article 7, the Corporation, in addition to and not in limitation of any other rights, remedies or damages available to it at law or in equity, shall be entitled to an interim injunction, interlocutory injunction and permanent injunction on order to prevent or to restrain any such breach by the Executive, or by any of his partners, co-venturers, employers, employees, servants, agents, representatives and any and all persons directly or indirectly acting for, on behalf of or with the Executive.

7.4	Executive shall not during the continuance of this Employment Agreement, either as a principal or agent, partner, or shareholder, or as a Director, Officer or Manager or Executive of a corporation or otherwise, carry on or be engaged or concerned or interested in any business which is in competition to any business conducted by Corporation or any affiliated or subsidiary company of Corporation. Notwithstanding the provisions of this sub paragraph, nothing set out in this sub-paragraph shall prevent Executive from being a shareholder only, holding not more than 2% of the outstanding shares, of any company or corporation carrying on such a business and whose shares are listed on a recognized stock exchange in the United States of America or Canada.

In the event that Executive determines that he has an interest as described above in sub paragraph 7.4, or any other interest which might be in conflict with his obligations to

Corporation, whether that conflict be apparent or real, Executive shall in writing disclose that interest to the Secretary of Corporation who shall then be requested to provide a legal opinion to Executive and Corporation as to whether or not the interest declared constitutes a conflict of interest. During the period of time prior to the provision of said legal opinion, Executive shall be entitled to continue to fully participate in his duties as described hereunder, with the proviso that in the event that any matter relating to the declared conflict of interest arises, Executive shall recuse himself from any discussion in respect to that matter. Executive shall provide a report in writing on a weekly basis until the legal opinion is received, of situations in which a recusal has taken place as required hereunder. Once the legal opinion has been received together with any recommendations in respect to the declared or apparent conflict of interest, Executive and the Board of Directors of Corporation will conclude forthwith a mutually acceptable arrangement to ensure that any concerns that are raised by the legal opinion in respect to this matter are dealt with on a mutually satisfactory basis. Effective as of the effective date of this Employment Agreement, namely January 18, 2006, Executive declares that he knows of no conflict of interest or apparent conflict of interest that would be in violation of the provisions of sub-paragraph 7.4.
ARTICLE 8
CONFIDENTIAL INFORMATION
8.1	The Executive recognizes and acknowledges that during the course of his employment, he will have access to certain information not generally known to the public, relating to the products, sales or business of the Corporation and its affiliates which may include, without limitation, software, literature, data programs, customer contact lists, sources of supply, prospects or projections, manufacturing techniques, processes, formulas, research or experimental work, work in process, trade secrets, business opportunities, reports, evaluations, notes, analysis, documents, geological, engineering, geophysical and/or land maps or data or any other proprietary or confidential matter including Business Records (collectively, the “Confidential Information”). The Executive recognizes and acknowledges that this Confidential Information constitutes a valuable, special and unique asset of the Corporation and its affiliates, access to and knowledge of which are essential to the performance of the Executive’s duties. The Executive acknowledges and agrees that all such Confidential Information, including without limitation that which the Executive conceives or develops, either alone or with others, at any time during his employment by the Corporation and its affiliates, is and shall remain the exclusive property of the Corporation. The Corporation further recognizes, acknowledges and agrees that, to enable the Corporation and its affiliates to perform services for its customers or clients, such customers and clients may furnish to the Executive confidential information concerning their business affairs, property, methods of operation or other data, and that the goodwill and successful business relationships afforded to the Corporation and its affiliates depends on the Corporation’s executives and employees preserving the confidentiality of such information, and that such information shall be treated as Confidential Information of the Corporation for all purposes under this Agreement.

8.2	The Executive agrees that, except as directed by the Corporation, the Executive will not at any time, whether during or after his employment with the Corporation or its affiliates, use or disclose to any person for any purpose other than for the benefit of the Corporation any Confidential Information, or permit any person to use, examine and/or make copies of any documents files, data, or other information sources which contain or are derived from the Confidential Information whether prepared by the Executive or otherwise coming into the Corporation’s possession or control without the prior written permission of the Corporation.

8.3	The Executive agrees that upon request by the Corporation and in any event upon termination of employment, the Executive shall turn over to the Corporation all Confidential Information in the Executive’s possession or under his control which was created pursuant to, is connected with or derived from the Executive’s services to the Corporation, or which is related in any manner to the Corporation’s business activities or research and development efforts, whether or not such materials are in the Executive’s possession as of the date of this Agreement.

8.4	The Corporation and the Executive agree and stipulate that the agreements and covenants not to solicit contained in Article 7, including the scope of the restricted activities described therein and the duration and geographical extent of such restrictions, are fair and reasonably necessary for the protection of the Confidential Information, goodwill, and other protestable interests, in the light of all of the facts and the circumstances of the relationship between the Executive and the Corporation.

8.5	The Executive acknowledges that the disclosure of any Confidential Information or breach or threatened breach of any of the non-solicit and non-disclosure covenants or other agreements contained herein would give rise to irreparable injury to the Corporation or clients of the Corporation which injury would be inadequately compensable in money damages. Accordingly, the Corporation or where appropriate, a client of the Corporation, may seek and obtain injunctive relief from the breach of any provision, requirements or covenant in this Agreement, in addition to and not in limitation of any other legal remedies, which may be available. The Executive further acknowledges, agrees and stipulates that, in the event of the termination of employment with the Corporation, the Executive’s experience and capabilities are such that the Executive can obtain employment in business activities which are of a different and non-competing nature with his activities as an Executive of the Corporation and that the enforcement of a remedy hereunder by way of injunction shall not prevent the Executive from earning a reasonable livelihood. The Executive further acknowledges and agrees that the covenants herein are necessary for the protection of the Corporation’s legitimate business interests and is reasonable in scope and content.
ARTICLE 9
BUSINESS RECORDS
9.1	The Executive agrees to promptly deliver to the Corporation, upon termination of his employment, or at any other time when the Corporation so requests, all documents relating to the business of the Corporation, including without limitation all reports and related data, such as maps, charts, logs and calculations, summaries, memoranda and opinions relating to the foregoing, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contacts, manuals or any other documents relating to the business of the related parties (collectively, the “Business Records”) and all other Confidential Information, and all copies thereof and therefrom.

9.2	The Executive confirms that all of the Business Records which are required to be delivered to the Corporation pursuant to this Article 9 constitute the exclusive property of the Corporation.

9.3	The obligation of confidentiality set forth in Article 8 shall continue notwithstanding the Executive’s delivery of any such documents to the Corporation.

9.4	Notwithstanding the foregoing provisions of this Article 9 or any other provision of this Agreement, the Executive shall be entitled to retain any: (i) written materials received by the Executive in the capacity as a shareholder of the Corporation; and (ii) written materials which, as shown by the Executive’s records, were in the Executive’s possession on or prior to the date of commencement of the Executive’s involvement in respect to a consulting agreement with the Corporation or any predecessor.
ARTICLE 10
MISCELLANEOUS
10.1	The invalidity or non-enforceability of any provision or portion of such provision of this Agreement in any respect shall not affect this validity or enforceability of this Agreement in any other respect or of any other provision of this Agreement. In the event that any provision or portion of such provision of this Agreement shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision or portion thereof and shall not affect or render invalid or unenforceable any other provision of this Agreement, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision or portion thereof had been more narrowly drafted so as not to be invalid or unenforceable.

10.2	Any notices or other communications required or permitted to be sent hereunder shall be in writing and shall be duly given if personally delivered or sent via courier, if to the Executive at P.O. Box 743 Bragg Creek TO1 0K0, and if to the Corporation at Suite 1000, 444 - 7th Avenue S.W., Calgary, Alberta, T2P 0X8. Either party may change his or its address for the sending of notice to such party by written notice to the other party sent in accordance with the provisions hereof.

10.3	Words used in this Agreement, which refer to the Executive and denote the male gender shall also be deemed to include the female gender or neuter gender when appropriate.

10.4	This Agreement cannot be modified except in writing signed by both parties.

10.5	This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

10.6	The provisions of Article 7, Article 8 and Article 9 shall continue in effect notwithstanding termination of the Executive’s employment hereunder for any reason.

10.7	The duties and remuneration outlined in this Agreement have been provided with ample consideration between the parties.

10.8	This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof, and supersedes all previous agreements, arrangements, and understandings, whether express or implied, relating to the subject matter hereof. No other agreements, oral, implied or other, regarding the subject matter of this Agreement shall be deemed to exist or bind other parties hereto.

10.9	This Agreement shall be construed and enforced in accordance with the laws of the Province of Alberta. The parties hereby attorn to the exclusive jurisdiction of the Province of Alberta in order to settle any disputes relating to this Agreement.

10.10	This Agreement shall be binding upon the Executive, his heirs and executors and upon the Corporation and its successors and assigns.

10.11	The Executive represents and warrants to the Corporation that he is not barred by or subject to any contractual or other obligation that would be violated by the execution or performance of this Agreement.

10.12	The failure of a party to insist upon strict adherence to any terms of this Agreement on any occasion shall not be considered a waiver nor deprive that party of the right to insist upon adherence to that term or any other term of this Agreement. Any waiver or amendment to this Agreement must be in writing.

10.13	The Executive acknowledges and agrees that the Executive will take all necessary steps to protect and maintain personal information of the employees, consultants or customers of the Corporation obtained in the course of the Employee’s employment with the Corporation. The Employee shall at all times comply, and shall assist the Corporation to comply, with all applicable privacy laws.

10.14	The Executive acknowledges and agrees that the disclosure of the Executive’s personal information may be required as part of a potential business or commercial transaction or as part of the Corporation’s management of the employment relationship, and the Executive hereby grants consent as may be required by applicable law to the disclosure of personal information for the purposes of any potential business or commercial transaction and the ongoing management of the employment relationship by the Corporation.

10.15	All compensation provided by the Corporation under this Agreement is subject to any and all withholding by the Corporation as required by applicable law. In any event, the Executive shall be responsible for payment of any and all taxes in respect of any payments or benefits provided herein.
IN WITNESS WHEREOF, the parties hereto have executed this agreement the day and year first above written.

TRIDENT EXPLORATION CORP.
By:
	Name:	Paul O’Donoghue
	Title:	Vice-President, Corporate and Strategic Development

SIGNED, SEALED AND DELIVERED	)
by the Executive in the presence of:	)
)
)
Witness	) )	W. Murray Rodgers
)
Address	) )
)

SCHEDULE “A”
Duties and Responsibilities
Reporting directly to the Chief Executive Officer, this position carries out the goals, policies, budget and objectives established by the Chief Executive Officer and the Board of Directors. Directly coordinates all technical and land activities involved in achieving business objectives. Assists in the development and execution of corporate policies that encompass such areas as exploration, land, corporate mergers and acquisitions, operations, financial performance and budgeting, and human resources.
Direct reports include the Chief Operating Officer and Vice-President Operations, Vice-President Land, Vice-President Engineering, Chief Engineer, Vice-President Exploration, and Vice-President New Exploration Initiatives.
Is part of a three person Senior Management Committee comprised of the Chief Executive Officer, President and Chief Financial Officer.
Performs duties of the Chief Executive Officer in his absence.

SCHEDULE “B”
EXISTING DIRECTORSHIPS
Company
Existing companies the Executive has arrangements with
     Makk Energy Ltd. (Shareholder/Director)
     Banded Peak Resources Ltd. (Shareholder/Director)
     Cobra Venture Corporation (Shareholder (options)/Director)
     Ross Smith Energy Group (Advisor)
     Skyhunter Exploration Ltd. (Advisor)

SCHEDULE “C”
OUTLINE OF BENEFITS

ANNUAL SALARY	$350,000 Cdn.

BONUS PROGRAM	Participation in Annual Company Program Up to
100% of Annual Salary as determined by the Board
of Directors

STOCK OPTION PLAN	Participation in Company Plan - grants determined
by the Board of Directors from time to time (see
individual plan)

DEFERRED SHARE UNIT PLAN	Eligible for Company Plan - grants determined by
the Board of Directors from time to time (see
individual plan)

LIFE INSURANCE AND AD&D	300% of Annual earnings
Non-evidence maximum $600,000
Overall maximum benefit $1,000,000
Reduction to $250,000 at age 65

DEPENDENT LIFE INSURANCE	$10,000 Spouse
$5,000 Children

SHORT TERM DISABILITY	66.7% of the first $600 of weekly income,
50% of the balance
Maximum benefit $1,350 per week
First day Accident
First day Hospital
Seventh day Illness

LONG TERM DISABILITY	66.7% of the first $2,250 of monthly earnings
50% of the next $3,500 and 44% of the balance
Non-evidence maximum $6,000 per month
Maximum benefit of $10,000 per month

CRITICAL ILLNESS	$25,000 lump sum tax-free payment when diagnosed
with one of the following: ALS, Benign Brain
Tumor, Blindness, Cancer, Coma, Coronary Artery
Surgery, Deafness, Dismemberment, Heart Attack,
Kidney Failure, Loss of Speech, Major Burns,
Major Organ Transplant, Multiple Sclerosis,
Paralysis, Stroke

HEALTH Prescription Drugs	100%, Pay Direct Drug Card
Health Insurance	100%
Hospital	Semi Private Room

Private Nursing	100% with an annual maximum of $10,000
Paramedical	100% with an annual maximum of $750 for each type of practitioner
Eye Examination	Yes
Equipment Rental	Yes
Hearing Aids	Yes
Ambulance	Yes
Accidental Dental	Yes
Out of Country Medical	Assistance Yes, unlimited emergency care
Survivor Benefit	30 months
Deductible	Nil

VISION
Eye Examination	100% to the Reasonable and Customary maximum
(Once every year children, once every 2 years adults)
Frames, Contracts, Lenses	100% to a maximum of $200 every 2 years

DENTAL
Basic service	100%
Routine Exams	Every 6 months
X-Rays	Yes
Fillings	Yes
Cleaning/Scaling	10 units per year
Periodontal	Yes
Endodontics	Yes

Major	50%
Inlays	Yes
Crown	Yes
Bridges	Yes
Dentures	Yes

Ortho	50%
Age limit	Children only

Maximum
Basic/major	$2,500 per 12 month period
Ortho	$2,500 lifetime

Deductible	Nil
GROUP BENEFIT PLAN PREMIUMS & ELIGIBILITY
Health, Dental and Life Insurance premiums are paid 100% by Trident Exploration Corp. The employee shall pay 100% of the disability premiums, through payroll deduction.
Benefit plan eligibility is effective the first day of employment with Trident Exploration Corp.

PROVINCIAL HEALTH CARE
Alberta Health Care premiums will be paid 100% by Trident Exploration Corp.
HEALTH CARE SPENDING ACCOUNT
Trident Exploration Corp. allocates $1500.00 per calendar year, per employee to their Health Care Spending Account. Pro-rated allowance allocations are calculated based on the employee’s start date.
Some benefits paid by the company, on behalf of the employee, are subject to the taxable requirements of the Canadian Income Tax Act.
OPTIONAL COVERAGE
Optional Group Term Insurance is available in units of $10,000. The maximum coverage is $500,000 for an employee and/or spouse. You can apply for any combination of coverage and have premiums collected through payroll deduction.
Optional Critical Illness Insurance is available in addition to your Basic Critical Illness Insurance. You may apply for additional coverage in units of $25,000 up to a maximum of $150,000 for you and/or your spouse. Premiums are collected through payroll deduction.

SCHEDULE “D”
In order to receive the entitlements referred to in this Agreement, the Executive shall execute the attached Release, fully releasing the Corporation from all further claims in relation to his employment or Employment Benefits and the termination thereof upon payment of the remuneration and benefits referred to in Article 6 of the Executive Employment Agreement. The attached Release shall not, however, require that the Executive relinquish or release any rights to indemnity which the Executive may, as an officer or director of the Corporation, have as against the Corporation for costs, charges and expenses reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which the Executive is made a party by reason of being or having been a director or officer of the Corporation where:
(a)	the Executive has acted honestly and in good faith with a view to the best interests of the Corporation; and

(b)	in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, the Executive had reasonable grounds for believing his conduct was lawful.

FINAL RELEASE
     KNOW ALL MEN BY THESE PRESENTS that I, W. Murray Rodgers, of the Town of Bragg Creek, in the Province of Alberta, in consideration of the amounts provided in that certain Executive Employment Agreement (the “Executive Employment Agreement”) dated as of January 18, 2006 between myself and Trident Exploration Corp. (the “Corporation”) and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, do for myself, my executors and assigns hereby remise, release and forever discharge the Corporation, and any associated, affiliated, predecessor or parent corporation of the Corporation and their present and former directors, officers, agents and employees (the “Releasees”), including each of their respective successors, heirs, administrators and assigns, from all manner of actions, causes of action, debts, obligations, covenants, claims or demands, whatsoever which I may ever have had, now have, or can, shall or may hereafter have against the Releasees or any of them, by reason of or arising out of any cause, matter or thing whatsoever done, occurring or existing up to and including the present date and, in particular, without in any way restricting the generality of the foregoing, in respect of all claims of any nature whatsoever, past, present or future, directly or indirectly related to or arising out of or in connection with my relationship with the Releasees, as an employee, officer or director, and the termination of my employment from the Corporation including, but not limited to, any claims related to any entitlement I may have or may have had to any payment or claim either at common law or under the Employment Standards Code, Human Rights, Citizenship and Multiculturalism Act or any other applicable legislation governing or related to my employment with the Releasees.
     AND FOR THE SAID CONSIDERATION I, W. Murray Rodgers, represent and warrant that I have not assigned to any person, firm or corporation any of the actions, causes of action, claims, suits, executions or demands which I release by this Release, or with respect to which I agree not to make any claim or take any proceeding herein.
     IT IS FURTHER ACKNOWLEDGED that the payment to me includes full compensation and consideration for the loss of my employment benefits, as provided by the Releasees, and that all of my employment benefits and privileges shall cease on the Date of Termination of my employment, except as otherwise provided in the Executive Employment Agreement. I further acknowledge that I have received all benefits due to me and have no further claim against the Releasees for such benefits except as may be pursued in connection with sections (a), (b) and (c) below. I further accept sole responsibility to replace such benefits which I wish to continue or to exercise conversion privileges where applicable with respect to such benefits and, in particular any life insurance and long-term disability benefits. In the event that I become disabled following termination of my employment, I covenant not to sue the Releasees for insurance or other benefits or loss of same and hereby release the Releasees from any and all further obligations or liabilities arising therefrom. For the purposes of this Final Release, “Date of Termination” means the date upon which the Executive’s employment is terminated pursuant to Article 6 of the Executive Employment Agreement. For greater clarity, the Date of Termination shall mean the date upon which the Corporation provides the Executive with written, verbal or other notice that his employment has been terminated pursuant to the Executive Employment Agreement or the date upon which the Executive provides the Corporation with written notice terminating his employment pursuant to the Executive Employment Agreement.

     Notwithstanding anything contained herein, this Release shall not extend to or affect, or constitute a release of, my right to sue, claim against or recover from the Releasees and shall not constitute an agreement to refrain from bringing, taking or maintaining any action against the Releasees in respect of:
(a)	any corporate indemnity existing by statute, contract or pursuant to any of the constating documents of the Corporation provided in my favour in respect of my having acted at any time as a director, officer or both of the Corporation;

(b)	my entitlement to any insurance maintained for the benefit or protection of the directors and/or officers of the Corporation, including without limitation, directors’ and officers’ liability insurance; or

(c)	my entitlement to any amounts or compensation due to me under the terms of my employment pursuant to my Executive Employment Agreement.
     IT IS HEREBY AGREED that the terms of the Executive Employment Agreement and of this Release will be kept confidential. No party hereto shall communicate any such terms to any third party under any circumstances whatsoever, excepting any necessary communication with my legal and financial advisors, as required, on the express condition that they maintain the confidentiality thereof, and any disclosure which is required by law, although either party shall be at liberty to disclose to third parties that a mutually acceptable Release was agreed upon. The invalidity and unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.
     I HEREBY DECLARE that I have read all of this Release, fully understand the terms of this Release and voluntarily accept the consideration stated herein as the sole consideration for this Release for the purpose of making a full and final settlement with the Releasees. I further acknowledge and confirm that I have been given an adequate period of time to obtain independent legal counsel regarding the meaning and the significance of the terms herein and the covenants mutually exchanged.
     IT IS HEREBY AGREED THAT as a term of the termination of my employment from the Corporation, and in consideration of the amount noted above, I hereby resign as an officer of the Corporation and its affiliates.
     IN WITNESS WHEREOF, I have hereunto set my hand and seal this                      day of                                         , in the year 20                    .

WITNESS (Signature)	W. Murray Rodgers

WITNESS (Print Name)